UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Adamas Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2017
To the Stockholders of Adamas Pharmaceuticals, Inc.:
The 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, of Adamas Pharmaceuticals, Inc., a Delaware corporation, or the Company, will be held on June 1, 2017 at 8:00 a.m. local time at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California 94608 for the following purposes:

1.	To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on the record date, April 4, 2017, may vote at the 2017 Annual Meeting or any adjournments that take place.
We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2016 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report to Stockholders, and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.
You are cordially invited to attend the 2017 Annual Meeting in person. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible. You may vote over the Internet or by a toll‑free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card. Please note that any stockholder of record attending the 2017 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the proxy statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal No. 2 of the proxy statement.

By Order of the Board of Directors:

Gregory T. Went, Ph.D. Chairman & CEO
Emeryville, California April 18, 2017

i

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, California 94608

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2017

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2017

This proxy statement and our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available on our website at http://ir.adamaspharma.com/annuals-proxies.cfm and www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because the Board of Directors of Adamas Pharmaceuticals, Inc., or the Company, is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, or any adjournments that take place. The 2017 Annual Meeting will be held on June 1, 2017 at 8:00 a.m. local time at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California 94608. As a stockholder, you are invited to attend the 2017 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2017 Annual Meeting to vote.
What is included in the proxy materials?
The proxy materials include:

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This proxy statement, which includes information regarding the proposals to be voted on at the 2017 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016; and

•	The proxy card or a voting instruction card for the 2017 Annual Meeting (which you will receive if you have requested paper copies of the proxy statement and our Annual Report).
The proxy materials are being mailed, or made available to stockholders on the Internet, on or about April 18, 2017.
Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?
We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.
Who can vote at the 2017 Annual Meeting?
Only stockholders of record at the close of business on April 4, 2017 will be entitled to vote at the 2017 Annual Meeting. On this record date, there were 22,321,984 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, at the close of business on April 4, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2017 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible by completing and returning a proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, at the close of business on April 4, 2017, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2017 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2017 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2017 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What proposals are scheduled for a vote?
There are two proposals scheduled for a vote at the 2017 Annual Meeting:

•	Proposal No. 1—To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected; and

•	Proposal No. 2—To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.
How do I vote?
For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors, “WITHHOLD” your vote on all nominees to the board of directors, or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the 2017 Annual Meeting or vote by proxy by telephone or Internet or by mail. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2017 Annual Meeting and vote in person even if you have already voted by proxy.

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To vote in person.  You may attend the 2017 Annual Meeting and we will give you a ballot when you arrive. If you need directions to the meeting, please visit http://ir.adamaspharma.com/annuals-proxies.cfm.

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To vote by proxy by telephone or Internet.  If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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To vote by proxy by mail.  If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the envelope you will receive with the proxy card. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, dealer, or other similar organization, you should have received a notice, or proxy card and voting instructions with these proxy materials, from that organization rather than from us. Simply complete and mail the proxy card, or vote by telephone or over the Internet as instructed by your broker or other agent, to ensure that your vote is counted. To vote in person at the 2017 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.
Can I vote my shares by completing and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2017 Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of the Company’s common stock you owned as of April 4, 2017.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1) and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017 (Proposal No. 2). If any other matter is properly presented at the 2017 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We are making this solicitation and will pay for the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the 2017 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary, Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 750, Emeryville, CA 94608.

•	You may attend the 2017 Annual Meeting and vote in person. Simply attending the 2017 Annual Meeting will not, by itself, revoke your proxy.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the 2017 Annual Meeting. On the record date, there were 22,321,984 shares outstanding and entitled to vote. Accordingly, the holders of 11,160,993 shares, or their proxies, must be represented at the 2017 Annual Meeting to have a quorum. If you are a stockholder of record, your shares will be counted toward the quorum at the 2017 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.
Abstentions and broker non‑votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2017 Annual Meeting to another date.
How are votes counted?
Votes will be counted by the Inspector of Elections appointed for the 2017 Annual Meeting. The Inspector of Elections will separately count “FOR,” “WITHOLD,” and broker non‑votes, if any, for Proposal No. 1 (the election of directors) and “FOR” and “AGAINST” votes, abstentions, and broker non‑votes, if any, for Proposal No. 2 (the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2017).
If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).
What are “broker non‑votes”?
If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non‑votes.” Broker non‑votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non‑routine” matters. Proposal No. 1 to elect directors is a “non‑routine” matter, but Proposal No. 2 to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017, is a “routine” matter.
How many votes are needed to approve each proposal?

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Proposal No. 1—To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non‑votes will not be counted towards the vote total for this proposal.

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Proposal No. 2—To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. “FOR” votes from the holders of a majority of the shares present and entitled to vote are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, brokers will be permitted to vote uninstructed shares in their discretion so we do not expect to receive broker non‑votes in connection with this proposal.

How can I find out the results of the voting at the 2017 Annual Meeting?
We will disclose final voting results in a Current Report on Form 8‑K filed with the SEC within four business days after the 2017 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8‑K to disclose preliminary voting results and file an amended Current Report on Form 8‑K within four business days after the date the final voting results are available.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in the 2018 proxy materials, your proposal must be submitted in writing by December 19, 2017, to the Company’s Secretary at Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 750, Emeryville, California 94608, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2018 Annual Meeting of Stockholders is held is more than 30 days before or after June 1, 2018, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a stockholder proposal or nominate a director at the 2018 Annual Meeting of Stockholders that is not to be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between February 1, 2018, and March 3, 2018. However, if the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or after June 1, 2018, then you must give notice no earlier than the 120th day prior to but not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors recommends you vote for the election of our Class III directors, David L. Mahoney, John MacPhee, and Michael F. Bigham. Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one‑third of the total number of directors, and each class has a three‑year term. A director appointed by the Board of Directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal.
Our Board of Directors currently consists of eight directors and no vacancies, divided into the three following classes:

•	The Class I directors are William W. Ericson, Martha J. Demski, and Ivan Lieberburg, M.D., Ph.D., and their terms will expire at the 2018 Annual Meeting;

•	The Class II directors are Gregory T. Went, Ph.D. and Richard Booth, and their terms will expire at the 2019 Annual Meeting of Stockholders; and

•	The Class III directors are David L. Mahoney, John MacPhee, and Michael F. Bigham, and their terms will expire at the 2017 Annual Meeting of Stockholders.
Our current Class III directors have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III directors are elected at the 2017 Annual Meeting, then each nominee will serve for a three‑year term expiring at the 2020 Annual Meeting of Stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
All of our directors, other than Mr. Bigham, have previously been elected by our stockholders. Mr. Bigham was recommended to the Nominating and Corporate Governance Committee and the Board by the chief executive officer.
Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the Board of Directors. Our management has no reason to believe that any nominee will be unable to serve.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 1.
The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high‑level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief following biographies below include the specific and particular experience, qualifications, attributes, or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee.

CLASS I DIRECTORS—To continue in office until the 2018 Annual Meeting of Stockholders
William W. Ericson.  Mr. Ericson, age 58, has served as a member of our Board of Directors since 2005. Mr. Ericson has been a General Partner at Mohr Davidow Ventures, or MDV, a venture capital firm, since 2000, and has served as Managing Partner since 2008. Prior to joining MDV, Mr. Ericson founded and operated Venture Law Group LLP’s Seattle office from 1996 to 2000. Mr. Ericson currently serves as a member of the board of directors of Pacific Biosciences of California, Inc., a publicly traded gene sequencing company, Rocket Fuel Inc., a publicly traded digital advertising company, Northwestern University School of Law, and a number of MDV’s privately held portfolio companies. Mr. Ericson holds a B.S.F.S. from the School of Foreign Service at Georgetown University and a J.D. from Northwestern University School of Law. We believe Mr. Ericson’s extensive experience in finance and service as a board member of public companies in the technology and life sciences industries and his training as a securities lawyer qualifies him to serve on our Board of Directors.
Martha J. Demski.  Ms. Demski, age 64, has served as a member of our Board of Directors since March 2014. Since August 2011, Ms. Demski has served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc. (formerly Althea Technologies, Inc.), a fully‑integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center (SKCC), a non‑profit corporation that was engaged in biomedical research prior to voluntarily filing for Chapter 11 bankruptcy in 2009. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a biopharmaceutical company from December 1988 to June 2004. Ms. Demski currently serves on the board of directors, chair of the audit committee, and is a member of the nominating and governance committee of Chimerix, Inc., a publicly traded biotech company. Ms. Demski also serves as a member of the board, chair of the audit committee and member of the compensation committee of Neothetics, Inc., a publicly traded biotech company. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow. Additionally Ms. Demski has over 13 years of banking experience with Bank of America and U.S. Trust. Ms. Demski earned a B.A. from Michigan State University and M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. We believe Ms. Demski’s more than 30 years’ experience in the fields of finance and biotechnology, as well as her experience as a chief financial officer of a publicly traded company and her experience in conducting financing transactions qualifies her to serve on our Board of Directors.
Ivan Lieberburg, M.D., Ph.D.  Dr. Lieberburg, age 67, has served as a member of our Board of Directors since 2004. Dr. Lieberburg has been a member of the Tavistock Group, a private equity firm, since 2009, and a managing director of Boxer Capital, since 2017, where he concentrates on health care and life sciences investment opportunities. From 1987 to 2009, Dr. Lieberburg was employed by Elan Pharmaceuticals, Inc. (formerly Athena Neurosciences, Inc.), where his most recent roles were as Executive Vice President, Corporate Office of Technology and Chief Medical Officer. Dr. Lieberburg holds an A.B. in Biology from Cornell University, a Ph.D. in Neurobiology from The Rockefeller University, and an M.D. from the University of Miami Leonard M. Miller School of Medicine. Dr. Lieberburg is board certified in internal medicine and endocrinology/metabolism. We believe Dr. Lieberburg’s executive experience in the life sciences industry and his medical training qualifies him to serve on our Board of Directors.
CLASS II DIRECTORS—To continue in office until the 2019 Annual Meeting of Stockholders
Gregory T. Went, Ph.D.  Dr. Went, age 53, has served as our Chief Executive Officer and Chairman of our Board of Directors since our inception in 2000. Previously, Dr. Went co‑founded CuraGen Corporation in 1992, where he served as an Executive Vice President and director from 1996 to 1999. Dr. Went also has served as a director of Angelica Therapeutics, Inc., a biotechnology company, since 2006. Dr. Went holds a Ph.D. in Chemical Engineering from the University of California, Berkeley and a B.S. in Chemical Engineering from Carnegie Mellon University. We believe Dr. Went’s extensive knowledge of our company, the pharmaceutical industry, and our competitors qualifies him to serve on our Board of Directors.
Richard Booth.  Mr. Booth, age 70, has served as a member of our Board of Directors since January 2014. Mr. Booth serves on the board of directors of The Hanover Insurance Group, Inc., a property and casualty insurance company, and serves on the boards of directors of several privately‑held organizations. From July 2009, to March 2014, Mr. Booth served as the Vice Chairman of Guy Carpenter & Company, LLC, a global risk management and reinsurance specialist and a wholly owned subsidiary of Marsh & McLennan Companies, Inc. From June 2008 to March 2009, Mr. Booth served as a corporate officer, and from October 2008 to March 2009, as Vice Chairman, Transition Planning and Chief Administrative Officer,

of American International Group, Inc., an insurance and financial services company. From 2000 to 2009, Mr. Booth served as Chairman of HSB Group, Inc., a specialty insurer and reinsurer, also serving as its President and Chief Executive Officer from 2000 to 2007. Mr. Booth is a senior advisor to Century Capital Management. From 2004 to 2008, Mr. Booth was a member of the Financial Accounting Standards Advisory Council. Mr. Booth is a member of the American Institute of Certified Public Accountants. Mr. Booth received B.S. and M.S. degrees from the University of Hartford. We believe Mr. Booth’s extensive experience in business and management, including, in particular, strategic planning, capital and financial markets, accounting, and financial reporting, qualifies him to serve on our Board of Directors.
CLASS III NOMINEES FOR DIRECTOR—To be elected for a three‑year term expiring at the 2020 Annual Meeting of Stockholders
Michael F. Bigham.  Mr. Bigham, age 59, has served as a member of our Board of Directors since September 2016. Mr. Bigham was appointed Chief Executive Officer and Chairman of the board of directors of Paratek in October 2014. Mr. Bigham has more than 25 years of senior leadership experience in the biopharmaceutical industry. Since 2003, he has been a Partner at Abingworth LLP, a leading international investment group dedicated to life sciences and healthcare. He currently serves on the boards of Avedro and Secure EDI and has held several directorships, including at Avila Therapeutics (where he was also the founding Chairman and CEO), Magellan Biosciences, Portola Pharmaceuticals, Supernus Pharmaceuticals and Valeritas. Mr. Bigham was formerly Vice Chairman of Corixa Corporation, a publicly‑traded biotechnology company, and was President and Chief Executive of Coulter Pharmaceuticals, a publicly‑traded oncology company, until it merged into Corixa. Previously, he was an early employee at Gilead Sciences where he served in various capacities, including Executive Vice President of Operations and Chief Financial Officer. Before joining Gilead, Mr. Bigham was a Partner at Hambrecht & Quist where he became Co‑Head of Healthcare Investment Banking. Mr. Bigham received his B.S. from the University of Virginia and qualified as a C.P.A. before completing his M.B.A. at Stanford University. We believe Mr. Bigham’s extensive experience on the boards of and in management positions with biopharmaceutical companies, including publicly‑traded companies, qualifies him to serve on our Board of Directors.
David L. Mahoney.  Mr. Mahoney, age 62, has served as a member of our Board of Directors since 2009. Mr. Mahoney has served on the board of directors of Symantec Corporation, a publicly‑traded software technology company since 2003, including as a member of the Compensation and as a chair of the Nominating and Governance Committees. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011. Mr. Mahoney has served on the board of directors of Corcept Therapeutics Incorporated, a pharmaceutical company, including as a member of the Audit and as a chair of the Nominating and Governance Committees since 2011. He also serves on the boards of directors of several privately‑held organizations, including San Francisco Museum of Modern Art, Mount Holyoke College and Mercy Corps and is a Trustee of the Schwab/Laudis Family of Funds. From 1999 to 2001, Mr. Mahoney served as co‑CEO of McKesson HBOC, Inc., a healthcare supply management and information technology company and as CEO of McKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney holds a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Mr. Mahoney’s extensive experience in pharmaceutical distribution, fiscal management, and in operating and advising technology companies qualifies him to serve on our Board of Directors.
John MacPhee.  Mr. MacPhee, age 49, has served as a member of our Board of Directors since May 2013 and provided consulting services to us from March 2011 to May 2013, and from February 2016 to December 2016. Since 2011, Mr. MacPhee has served as the Executive Director and CEO of The Jed Foundation, a non‑profit organization. From 2005 to 2011, Mr. MacPhee served as Executive Vice President of Par Pharmaceutical, Inc. and President of Par’s Strativa Pharmaceuticals division, where he oversaw commercial operations, clinical development, medical affairs, alliance management, and business development. Previously, Mr. MacPhee worked at Forest Laboratories, Inc., where he led the launches of Celexa, Lexapro, and Namenda. Mr. MacPhee also serves as a board member for Bottom Line, a nonprofit organization, and Blackthorn Therapeutics, a privately-held pharmaceutical company. Mr. MacPhee holds a B.A. from Columbia College, an M.B.A. from New York University, and an M.P.H. from Columbia University. We believe Mr. MacPhee’s extensive experience building successful specialty pharmaceutical companies and commercializing drug products qualifies him to serve on our Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and our Board of Directors has affirmed the selection of, PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2017, and is seeking ratification of such selection by our stockholders at the 2017 Annual Meeting. Representatives of PwC are expected to be present at the 2017 Annual Meeting and will be available to answer appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of the shares present and entitled to vote at the 2017 Annual Meeting will be required to ratify the selection of PwC.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.
Principal Accountant Fees and Services
For the fiscal years ended December 31, 2016 and 2015, PwC billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Service Fees(1)	$666	$577
Audit‑Related Fees(2)	119	122
Tax Fees(3)	—	30
All Other Fees(4)	2	2
Total	$787	$731
_____________________________________

(1)
This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	This category consists of fees for professional services rendered in connection with the issuance of comfort letters and consents relating to registration statement filings with the SEC.

(3)	This category consists of fees for professional services rendered for tax compliance and tax advice.

(4)	This category consists of fees for PwC’s accounting research tool.
Pre‑Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre‑approval of all audit and non‑audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at www.adamaspharma.com. The Audit Committee has considered the role of PwC in providing audit and audit‑related services to the Company and has concluded that such services are compatible with PwC’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016.
Ms. Martha J. Demski, Chair
Mr. David L. Mahoney
Mr. Michael F. Bigham
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE
Director Independence
Under the listing requirements and rules of The NASDAQ Global Market, independent directors must compose a majority of a listed company’s board of directors within a specified period of time after its initial public offering.
Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that all members of our Board of Directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of The NASDAQ Global Market, except Dr. Went, an employee, and Mr. MacPhee, a consultant commencing in February 2016. After prior review of the terms under our related party transaction policy, we retained Mr. MacPhee on an interim basis through December 2016 to provide advice in preparation of commercial activities. In making this determination, our Board of Directors considered the current and prior relationships that each non‑employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non‑employee director. Under the rules of The NASDAQ Global Market, Mr. MacPhee will not be eligible to be an independent director for several years.
Board Leadership Structure
Our Board of Directors is currently led by a combined Chairman of the Board and Chief Executive Officer. As a result, we also have a lead independent director, as described below. Our Board of Directors believes that this leadership structure is the most effective for us at this time. Because our Chief Executive Officer is closest to the many facets of our business, our Board of Directors believes that the Chief Executive Officer is in the best position to lead our Board of Directors most effectively and, accordingly, to serve in the critical role of Chairman of the Board. In addition, as the Chief Executive Officer is directly involved in managing the Company, having a chairman who also serves as chief executive officer facilitates timely communication with the board on critical business matters. Furthermore, we believe that this combined leadership structure is appropriate for our company because (i) our Chairman and Chief Executive Officer conveys a singular, cohesive message to our stockholders, employees, industry partners, and the investment community, (ii) this structure eliminates any ambiguity as to who is accountable for the Company’s performance, and (iii) we have a lead independent director to, among other things, lead the meetings of our independent directors. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity, and timeliness of the information flow and communication. Our Board of Directors believes that there is a well‑functioning and effective balance between strong company leadership and oversight by active, independent directors.
Lead Independent Director
Our Board of Directors has appointed Mr. Mahoney to serve as our lead independent director. As lead independent director, Mr. Mahoney presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our Board of Directors may otherwise determine and delegate.
Meetings of the Board of Directors and Committees
During 2016, the Board of Directors met seven times, the Audit Committee met eight times, the Compensation Committee met eight times, and the Nominating and Corporate Governance Committee met two times. In 2016, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served with the exception of Mr. Lieberburg, who attended five of the seven Board of Director meetings (Mr. Lieberburg does not serve on any committees).
Board committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and

Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate the management of our business. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The current composition of each committee and functions of each committee are described below.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Non‑Employee Director
Michael F. Bigham(1)	X
Richard Booth(2)			X	*	X
Martha J. Demski	X	*
William W. Ericson			X		X	*
Sara Grootwassink Lewis(3)
Ivan Lieberburg, M.D., Ph.D.
John MacPhee(4)
David L. Mahoney(5)	X		X
Employee Director
Gregory T. Went, Ph.D.
__________________________________________
* Committee Chairperson

(1)	Mr. Bigham joined the Board of Directors and Audit Committee in September 2016.

(2)	Mr. Booth served on the Audit Committee from June 2016 through September 2016. Mr. Booth joined the Nominating and Corporate Governance Committee in January 2016.

(3)
Ms. Grootwassink Lewis declined to stand for reelection at the 2016 Annual Meeting of Stockholders, and so ceased to be a member of the Board of Directors in June 2016; Ms. Grootwassink Lewis was also a member of the Audit Committee and Nominating and Corporate Governance until June 2016.

(4)	Mr. MacPhee served on the Audit Committee through January 2016.

(5)	Mr. Mahoney served on the Nominating and Corporate Governance through January 2016.
Audit Committee
Our Audit Committee currently consists of Ms. Demski, Mr. Bigham, and Mr. Mahoney. Our Board of Directors determines on an annual basis that all members of the Audit Committee are independent under the NASDAQ listing standards and Rule 10A‑3(b)(1) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The chair of our Audit Committee is Ms. Demski. Our Board of Directors has determined that each of Ms. Demski, Mr. Mahoney, and Mr. Bigham is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board of Directors has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year‑end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality‑control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre‑approving) all audit and all permissible non‑audit services, other than de minimis non‑audit services, to be performed by the independent registered public accounting firm.

Compensation Committee
Our Compensation Committee consists of Mr. Booth, Mr. Mahoney, and Mr. Ericson. Our Board of Directors determines on an annual basis that all members of the Compensation Committee are independent under the NASDAQ listing standards, is a “non‑employee director” as defined in Rule 16b‑3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The chair of our Compensation Committee is Mr. Booth. Under its charter, the Compensation Committee may form and delegate authority to subcommittees, as appropriate. The functions of this committee, as delegated to it by the Board of Directors, include:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors, at least every two years and after consultation with our Nominating and Corporate Governance Committee, the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, and also administering our incentive compensation and equity plans;

•	selecting and overseeing independent compensation consultants and assessing conflicts of interests of compensation advisors;

•	reviewing management succession plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Compensation Committee Processes and Procedures
Our Compensation Committee typically meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
The Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, and any other programs the committee deems appropriate to ensure the Company’s policies are competitive and reasonable in performing their fiduciary responsibilities under the Committee’s charter. The Committee has the authority to approve the consultant’s role, fees, and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in‑house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2015, after taking into consideration these six factors prescribed by the SEC and NASDAQ, the Compensation Committee engaged Radford, an Aon Hewitt company, as the independent compensation consultant. In 2016, Radford supported the Compensation Committee in the areas of executive and equity compensation, Board of Director compensation as well as an assessment of the Company’s various incentive plans, both cash and equity. Radford also provides support in addressing executive new hires on a case-by-case basis.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mr. Booth and Mr. Ericson. Our Board of Directors determines on an annual basis that each member of our Nominating and Corporate Governance Committee are independent under the NASDAQ listing standards. The chair of our Nominating and Corporate Governance Committee is currently Mr. Ericson. The functions of this committee include:

•	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;

•	evaluating the performance of our Board of Directors and of individual directors;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters and a code of business conduct and ethics; and

•	overseeing an annual evaluation of the Board of Directors’ performance.
The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on our board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. The Nominating and Corporate Governance Committee identifies potential candidates by using its network of contacts as well as solicits additional potential candidates from the Board.
The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.
Committee Charters
The Board has adopted written Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters that are available to stockholders on our website at www.adamaspharma.com.
Role of the Board in Risk Oversight
Our Board has responsibilities and takes an active role, as a whole and also at the committee level, to monitor and assess major risks that we face and consider ways to oversee management to address those risks. The Board’s role in our risk oversight process involves obtaining regular reports from management on areas of major risk, including operational, financial, legal and regulatory, and strategic risks. The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day‑to‑day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day‑to‑day activities, and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.adamaspharma.com. We disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not incorporate by reference the information on or accessible through our website into this proxy statement.
Director Attendance at Annual Meetings
Our Board of Directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. All of our then continuing directors, with the exception of one director, attended our 2016 Annual Meeting of Stockholders. Our Board of Directors and management team encourage all of our directors to attend the 2017 Annual Meeting.
Stockholder Communications with the Board of Directors
A stockholder may communicate with the Board of Directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at 1900 Powell Street, Suite 750, Emeryville, California 94608. The Corporate Secretary will review such correspondence and forward it to the Board of Directors, or an individual director, as appropriate. Although we do not have a formal process related to stockholder communications with the Board of Directors, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our Board of Directors or on our Compensation Committee.
Policy Regarding Consideration of Director Candidates Recommended by Stockholders
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at 1900 Powell Street, Suite 750, Emeryville, California 94608 at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;

•	a representation that the nominating stockholder is a record holder;

•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and

•	the consent of each nominee to serve as a director, if elected.
The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of the Board.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Other than the compensation arrangements described elsewhere in this proxy statement, we describe below transactions and series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Consulting Arrangement with Mr. MacPhee
Mr. MacPhee, a member of our board of directors, provided commercial advisory oversight on an interim basis from the period February 2016 through December 2016. Compensation for his services under this agreement was $105,000 paid in cash and non‑qualified stock options to purchase 12,600 shares.
Policies and procedures for related party transactions
Our Board of Directors adopted a policy, effective upon the closing of our initial public offering, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $25,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Prior to our initial public offering and for those transactions described above in that timeframe, we did not have a formal review and approval policy for related party transactions. However, all of the transactions described above under “Certain Relationships and Related Persons Transactions” were entered into after presentation, consideration and approval by our Board of Directors.

NON‑EMPLOYEE DIRECTOR COMPENSATION

Our Board of Directors adopted a compensation policy in April 2014 for our non‑employee directors. Under this policy, each of our non‑employee directors is paid $30,000 as an annual cash retainer, which was increased to $35,000 in March 2016. Our lead independent director receives an additional annual cash payment of $15,000. Dr. Went, who is also an employee, is compensated for his service as an employee and does not receive any additional compensation for his service on our Board of Directors.
Annual fees are also paid to our directors who chair our board committees and to the other committee members, as follows:

Committee	Annual Chair Fee	Annual Member Fee
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$7,000	$3,500
Development Committee	$7,500	$5,000
Our non‑employee directors also receive an initial equity award upon commencement of service as a board member; thereafter, each non‑employee director will receive an annual equity grant on the date of our annual meeting. Currently, the form of award in each case will be a non‑qualified stock option. The initial award is an option to purchase 30,000 shares of our common stock that vests annually over three years of service. Each subsequent annual award will be an option to purchase 15,000 shares of our common stock that will vest after one year of service. Additionally, upon the closing of a change of control, the vesting of all outstanding equity awards held by our non‑employee directors will accelerate in full.
The following table shows for the fiscal year ended December 31, 2016, certain information with respect to the compensation of all non‑employee directors:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Other Compensation ($)		Total ($)
Michael F. Bigham	15,938		323,553		—		339,491
Richard Booth	51,000		154,236		—		205,236
Martha J. Demski	48,750		154,236		—		202,986
William W. Ericson	45,750		154,236		—		199,986
Sara Grootwassink Lewis	21,750		—		—		21,750
Ivan Lieberburg, M.D., Ph.D.	38,750	(2)	154,236		—		192,986
John MacPhee	41,251	(3)	263,342	(4)	105,000	(5)	409,593
David L. Mahoney	61,250		154,236		—		215,486
__________________________________________

(1)
The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016. As of December 31, 2016, the non-employee directors had the following number of shares subject to options outstanding: Mr. Bigham, 30,000 shares; Mr. MacPhee, 27,600 shares; and Mr. Booth, Ms. Demski, Mr. Ericson, Dr. Lieberburg, and Mr. Mahoney, 15,000 shares. Ms. Grootwassink Lewis had no options outstanding.

(2)	Dr. Lieberburg received fees at a $5,000 annual rate as the chair of an ad hoc Development Committee of the Board of Directors.

(3)	Mr. MacPhee received fees at a $7,500 annual rate as a member of an ad hoc Development Committee of the Board of Directors.

(4)	Amount includes aggregate grant date fair value of $109,106 attributed to stock options granted for consulting services.

(5)	Mr. MacPhee received fees of $21,000 per month as a consultant to us during the period February 2016 through June 2016.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information regarding our executive officers and certain key employees as of April 11, 2017:

Name	Age	Position(s)
Gregory T. Went, Ph.D.	53	Co‑Founder, Chief Executive Officer, and Chairman of the Board of Directors
William J. Dawson	62	Chief Financial Officer
Leonie McConville	53	Senior Vice President, Human Resources
Rajiv Patni, M.D.	48	Chief Medical Officer
Jennifer J. Rhodes	47	Chief Business Officer, General Counsel, Chief Compliance Officer, and Corporate Secretary
For biographical information for Dr. Went, see Proposal 1 – Election of Directors.
William J. Dawson.  Mr. Dawson has served as our Chief Financial Officer since August 2014. Prior to joining the Company, he was an independent consultant from April 2012 to August 2014. Mr. Dawson previously served as Chief Financial Officer of Catalyst Biosciences, Inc., a privately‑held biotechnology company from March 2010 to April 2012, where he was responsible for the company’s finance, treasury, and IT functions. From August 2004 to April 2009, Mr. Dawson served as Vice President, Finance and Chief Financial Officer of Cerus Corporation, a publicly‑held biomedical products company. Prior to joining Cerus, Mr. Dawson served in a variety of senior financial positions at companies in the biotechnology, healthcare services and information technology, and investment banking industries. Mr. Dawson has served as a member of the board of directors of McGrath RentCorp, a publicly held business‑to‑business rental company, since 1998 and as a member of the board of directors of Wellington Trust Company, a subsidiary of Wellington Management Company, LLP, a private institutional investment management company, since 2001. Mr. Dawson received a Bachelor’s degree from Stanford’s School of Engineering, Department of Architecture and an M.B.A. from Harvard Business School.
Leonie McConville.  Ms. McConville joined as our Vice President, Human Resources in December 2014 and was subsequently named Senior Vice President, Human Resources in January 2016. Previously she was a principal at Stafford McConville Human Resources Partners, a consulting firm, from 2013 until 2014, where she was responsible for providing a broad range of human resource operational management, organization development, and executive compensation consulting services to small for-profit and not-for-profit organizations. Prior to that, Ms. McConville was an independent consultant from 2011 until 2012. In addition, she has held senior management positions in human resources for over 20 years, including serving as Senior Director, Human Resources at Onyx Pharmaceuticals and Director, Human Resources at Chiron, a pharmaceutical company. Ms. McConville holds a B.A. in Management from Saint Mary’s College of California.
Rajiv Patni, M.D.  Dr. Patni joined as our Chief Medical Officer in June 2015. Prior to joining the Company, Dr. Patni served as Chief Development Officer at Ocera Therapeutics, a biopharmaceutical company, from September 2014 to May 2015, where he was responsible for the management and direction of all drug development activities. From 2007 to August 2014, Dr. Patni served as SVP Chief Medical Officer at Actelion US Pharmaceuticals, a biopharmaceutical company, where he was responsible for overseeing medical and regulatory activities in the United States. Dr. Patni brings over 15 years of global drug development experience and has held senior management roles including as Executive Director/VP, Product Lifecycle Team Leader, Therapeutic Area Head, at Roche Pharmaceuticals, and Senior Medical Director, Development Team Leader, at Novartis and Pfizer Pharmaceuticals. Dr. Patni earned a B.S. from the City University of New York Sophie Davis School of Biomedical Education (accelerated BS/MD Program) and an M.D. from the Mount Sinai School of Medicine.

Jennifer J. Rhodes. Ms. Rhodes joined as our General Counsel and Corporate Secretary in April 2016, and was subsequently appointed Chief Compliance Officer in August 2016 and Chief Business Officer in January 2017. Ms. Rhodes previously served as General Counsel at Medivation, Inc., a biopharmaceutical company, from June 2012 to September 2015, where she was responsible for Medivation’s legal matters, and also served as Corporate Secretary from April 2013 to September 2015 and as Chief Compliance Officer from July 2012 to October 2014. From May 2006 to June 2012, Ms. Rhodes was an Assistant General Counsel at Pfizer Inc., where she supported the U.S. Primary Care Business and its Primary Care Medicines Development Group, and served as a global product lead for Pfizer Inc.’s primary care medicines. Prior to joining Pfizer Inc., she was an associate in the regulatory law and international trade practice areas at Weil, Gotshal & Manges, LLP from October 2000 to April 2006. Ms. Rhodes received a J.D. from Wake Forest University School of Law and a B.A. in Economics from Newcomb College of Tulane University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward‑looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply generally with the scaled disclosure requirements applicable to emerging growth companies.
Our Compensation Committee, appointed by our Board of Directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. Our compensation philosophy strives to align the interests of our employees and board members with those of our stockholders. As part of this philosophy, we emphasize equity over cash compensation. Compensation of our executives has three basic components: base salary, cash bonus based primarily on achievement of corporate goals, and stock award consisting of stock options and restricted stock units. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.
Our NEOs for fiscal year 2016 were as follows: Gregory T. Went, Ph.D., Rajiv Patni, M.D., and Jennifer Rhodes.
2016 Summary Compensation Table
The following table shows information regarding the compensation of our NEOs for services performed in the year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Gregory T. Went, Ph.D.	2016	450,000	250,000	392,725	1,476,617	690	2,570,032
Chief Executive Officer	2015	425,000	345,000	—	823,118	1,035	1,594,153
Jennifer Rhodes(5)	2016	246,311	82,215	232,212	894,535	—	1,455,273
Chief Business Officer, General Counsel, Chief Compliance Officer & Corporate Secretary
Rajiv Patni, M.D.(6)	2016	381,380	169,333	102,450	385,205	690	1,039,058
Chief Medical Officer	2015	211,779	102,082	—	1,473,180	690	1,787,731
_________________________________________

(1)	The amounts in this column reflect bonuses earned by the employee in 2016 and 2015 pursuant to the Company’s Cash Bonus Program and Transaction Bonus Plan paid in 2017 and 2016, respectively.

(2)
The amounts in this column reflect the grant date fair value of the restricted stock units granted during 2016, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016. We began granting restricted stock units in 2016.

(3)
The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

(4)	The amounts in this column reflect the net premiums we paid on behalf of the employee for life insurance, short‑term and long‑term disability insurance.

(5)	Ms. Rhodes joined the Company on April 7, 2016.

(6)	Dr. Patni joined the Company on June 8, 2015.

Executive Compensation Narrative
For 2016, the principal components of the Company’s executive compensation program consisted of base salary, annual cash bonus, and equity incentives.

Offer letters
We currently do not have employment agreements with any of our executive officers. All of our executive officers are employed on an “at will” basis, with no fixed term of employment, pursuant to the terms of their respective offer letters. Certain material terms of each executive officer’s employment is described below. Each offer letter also contains standard terms related to paid time off and participation in our employee benefit plans, and in addition, requires execution of our form of confidential information and proprietary information agreement.
Gregory T. Went, Ph.D.  For 2016, Dr. Went’s annual base salary was $450,000, which was increased to $517,500, effective as of January 1, 2017. Under our cash bonus program, Dr. Went is eligible to receive a target bonus of 50% of his annual base salary, which was increased to 55%, effective as of January 1, 2017.
Rajiv Patni, M.D.  For 2016, Dr. Patni’s annual base salary was $381,380, which was increased to $400,000, effective as of January 1, 2017. Under our cash bonus program, Dr. Patni is eligible to receive a target bonus of 40% of his annual base salary.
Jennifer Rhodes.  For 2016, Ms. Rhodes’ annual base salary was $335,000, which was pro-rated based upon her employment commencement date. Ms. Rhodes’ annual base salary was increased to $400,000, effective as of January 1, 2017. Under our cash bonus program, Ms. Rhodes is eligible to receive a target bonus of 30% of her annual base salary, which was pro-rated based upon her employment commencement date for 2016, and which was increased to 40%, effective as of January 1, 2017.
Cash Bonus Program
The cash bonus program is a discretionary element of our compensation, subject to corporate achievement escalators, that links compensation to the achievement of corporate, project and individual goals. Each year, our Board of Directors approves the corporate goals and consults with the Compensation Committee to approve the other individual goals of the CEO and the other NEOs. Whether or not a bonus is paid for any year is solely within the discretion of the Board or Compensation Committee upon delegation by the Board. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.
Stock and Option Awards
During 2016: Dr. Went received annual equity grants consisting of a stock option to acquire 172,500 shares of our common stock, and restricted stock units to acquire 28,750 shares of our common stock, pursuant to our 2014 Equity Incentive Plan; Ms. Rhodes received, when she joined our company, a stock option to acquire 67,500 shares of our common stock and restricted stock units to acquire 11,250 shares of our common stock, pursuant to our 2016 Inducement Plan, and further received equity grants consisting of a stock option to acquire 28,125 shares of our common stock, and restricted stock units to acquire 4,687 shares of our common stock, pursuant to our 2014 Equity Incentive Plan; and Dr. Patni received annual equity grants consisting of a stock option to acquire 45,000 shares of our common stock, and restricted stock units to acquire 7,500 shares of our common stock, pursuant to our 2014 Equity Incentive Plan.
Transaction Bonus Plan
Our Board of Directors adopted our Transaction Bonus Plan in 2012 to provide key employees with additional incentives in connection with our licensing agreement with Forest Laboratories, Inc., or Forest. Under the Transaction Bonus Plan, one percent of certain payments, or Covered Payments, that we received under the Forest license agreement are designated for award under the Transaction Bonus Plan, with aggregate payments not to exceed $1,600,000. Covered Payments include both the initial licensing payment as well as milestone payments, but do not include royalty or certain other payments pursuant to the Forest license agreement.
Employees have been selected to participate in the Transaction Bonus Plan by our Board of Directors upon recommendation of our Chief Executive Officer. From time to time, our Board of Directors have allocated some or all of the available pool among eligible participants, designated as either fixed dollar amounts or as an allocation of the total pool. A participant was eligible to receive an allocation with respect to that Covered Payment if he or she (a) remained employed with us through the date the Transaction Bonus was paid, and (b) if required by our Board of Directors, signed a general release of claims within the designated timeframe.

The final payment of bonuses under the Transaction Bonus Plan was made in 2016 and we do not expect to receive any additional Covered Payments from Forest, nor to make payments of future bonuses under the Transaction Bonus Plan.
2014 Equity Incentive Plan
Our Board of Directors adopted our 2014 Plan in February 2014, and our stockholders approved the 2014 Plan in March 2014. The 2014 Plan is the successor to our prior 2007 Plan. No further grants will be made under our 2007 Plan. Our 2014 Plan provides for the grant of ISOs to our employees and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards, and other forms of equity compensation to our employees, directors, and consultants.
2014 Employee Stock Purchase Plan
Our Board of Directors adopted the 2014 Employee Stock Purchase Plan, or ESPP, in February 2014, and our stockholders approved the ESPP in March 2014. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
2016 Inducement Plan
In March 2016, a majority of our independent non‑employee directors approved the Company’s 2016 Inducement Plan, or the 2016 Inducement Plan, pursuant to which we may grant stock awards for up to a total of 450,000 shares of common stock to new employees of the Company. In January 2017, the 2016 Inducement Plan was approved for amendment to increase the number of shares available for issuance an additional 450,000 shares for a total of 900,000 shares of common stock.
401(k) plan
We maintain a tax‑qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax‑qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Pension benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by the Company during 2016. The company does not provide our named executive officers, or any other employee, a pension or retirement plan except as described above under 401(k) plan.
Executive Severance Plan
Our Board of Directors adopted our Executive Severance Plan in 2014 to provide our executives with severance benefits in the event their employment with us terminates without cause or, in case of a termination of employment that occurs in connection with our undergoing a change in control, either without cause or for good reason. In March 2017, the Compensation Committee of the Board of Directors amended and restated the Executive Severance Plan.
To be eligible for benefits under our Amended and Restated Executive Severance Plan, the executive must hold the title of Vice President or above on the date of termination. To be considered to have occurred in connection with our undergoing a change in control, the termination (or resignation “for good reason”) must occur at or within 12 months after our consummating the change in control.

Benefits under the Amended and Restated Executive Severance Plan, other than in connection with a change in control, include both a cash portion, determined by reference to monthly base salary, and eligibility for group medical coverage (COBRA).
If the triggering termination or resignation “for good reason” occurs in connection with a change in control, benefits under the Amended and Restated Executive Severance Plan include a cash portion determined by reference to monthly base salary, annual target bonus, and a pro‑rata target bonus; eligibility for COBRA; equity awards that were outstanding at the time of the change in control will become fully vested; and the post‑termination period to exercise options will be extended up to the earlier of 12 months after the termination or the expiration date of the option. The pro‑rata target bonus payment shall be a pro‑rata portion of the current fiscal year annual target bonus, calculated based on the number of full months worked in the fiscal year through the date of the change in control termination, assuming performance at target for all metrics.
The amount and timing of cash severance payments and the duration of COBRA coverage are determined by the executive’s title, and whether the termination is in connection with a change in control. If the termination is not in connection with a change in control, cash severance is paid as salary continuation. If the termination is in connection with a change in control, cash severance, including monthly based pay, annual target bonus, and pro‑rata target bonus is paid in a lump sum.
The following table sets forth the cash severance and COBRA benefits under our Amended and Restated Executive Severance Plan:

	Other than in connection with a change in control		In connection with a change in control
Title	Cash Severance (multiple of monthly base pay)	COBRA Period (number of months)	Cash Severance (multiple of monthly salary plus annual target bonus in months)(1)	COBRA Period (number of months)
Chief Executive Officer	12	12	18	18
Designated Executive Officer	12	12	12	12
All other executives	9	9	12	12
_________________________________________

(1)	Additionally includes pro‑rata target bonus, calculated as described above.

Under the Amended and Restated Executive Severance Plan, participants are eligible for severance benefits if we or our successor terminates the executive’s employment other than due to (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) an act by the Participant which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (vi) the continued failure of the Participant to perform the essential duties and responsibilities of his or her position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance. The determination that a termination of the employment of a Participant is either for Cause or without Cause will be made by the Company, in its sole discretion.
Under the Amended and Restated Executive Severance Plan, participants are also eligible for severance benefits at or within 12 months following a change in control if the participant resigns for any of the following “good reasons”: (i) a decrease in a Participant’s base salary or target bonus by more than 10%, (ii) a material decrease in a Participant’s duties or responsibilities (but excluding a change in title or reporting relationship), (iii) a relocation of the Participant’s primary work location by more than 50 miles, or (iv) the Company’s failure to obtain an agreement from a successor to continue the Plan or to substitute for it a plan or other compensation arrangement that provides equivalent or greater benefits; provided, however, that to resign for Good Reason, a Participant must (1) provide written notice to the Company’s General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for his or her resignation for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions he or she then holds with the Company is effective not later than 30 days after the expiration of the cure period.
To receive benefits under the Amended and Restated Executive Severance Plan, in addition to having a termination or resignation that qualifies for benefits, the executive will be required to execute a full release of claims in a form satisfactory to the Company, within certain designated timeframes.
Nonqualified deferred compensation
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan for the year ended December 31, 2016.
Outstanding equity awards at December 31, 2016

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(13)
Name	Exercisable(1)		Unexercisable
Gregory T. Went, Ph.D.	128,216	(2)	—	$0.665	11/15/2021	—		—
	32,005	(3)	—	$0.665	2/21/2022	—		—
	605,037	(4)	—	$8.995	2/19/2024	—		—
	30,079	(5)	35,482	$17.310	2/24/2025	—		—
	32,343	(6)	140,157	$13.660	3/3/2026	28,750	(7)	$485,875
Jennifer Rhodes	—	(8)	67,500	$14.700	5/5/2026	11,250	(9)	$190,125
	—	(10)	28,125	$14.260	11/6/2026	4,687	(11)	$79,210
Rajiv Patni, M.D.	44,999	(12)	75,001	$19.140	6/7/2025	—		—
	8,437	(6)	36,563	$13.660	3/3/2026	7,500	(7)	$126,750
_____________________________________

(1)
The options listed are fully vested or are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options. Vesting of all options is subject to continued service on the applicable vesting date.

(2)	This stock option award was granted on November 16, 2011. The shares subject to this option are fully vested.

(3)
This stock option award was granted on February 22, 2012. 97% of the shares subject to this option were vested as of December 31, 2016, and the remainder vest in approximately equal increments on a monthly basis thereafter through February 1, 2017.

(4)
This stock option award was granted on February 20, 2014. 57% of the shares subject to this option were vested as of December 31, 2016, and the remainder vest in approximately equal increments on a monthly basis thereafter through February 1, 2019.

(5)
This stock option award was granted on February 25, 2015. 46% of the shares subject to this option were vested as of December 31, 2016, and the remainder vest in approximately equal increments on a monthly basis thereafter through February 1, 2019.

(6)
This stock option award was granted on March 4, 2016. 19% of the shares subject to this option were vested as of December 31, 2016, and the remainder vest in approximately equal increments on a monthly basis thereafter through March 1, 2020.

(7)	Represents restricted stock units granted on March 4, 2016, which vest in four equal annual installments beginning on March 20, 2017.

(8)
This stock option award was granted on May 6, 2016. None of the shares subject to this option were vested as of December 31, 2016. All shares will vest according to the following schedule: 25% of the shares vest on April 7, 2017, and an additional 1/48th per month in equal monthly installments thereafter through April 7, 2020.

(9)	Represents restricted stock units granted on May 6, 2016, which vest in four equal annual installments beginning on June 20, 2017.

(10)
This stock option award was granted on November 7, 2016. None of the shares subject to this option were vested as of December 31, 2016. All shares will vest according to the following schedule: 25% of the shares vest on October 29, 2017, and an additional 1/48th per month in equal monthly installments thereafter through October 29, 2020.

(11)	Represents restricted stock units granted on November 7, 2016, which vest in four equal annual installments beginning on December 20, 2017.

(12)
This stock option award was granted on June 8, 2015. 37% of the shares subject to this option were vested as of December 31, 2016, and the remainder vest in approximately equal increments on a monthly basis thereafter through June 8, 2019.

(13)	Value calculated based on the $16.90 closing price of Adamas Pharmaceuticals’ common stock on December 30, 2016, which was the last trading day of 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options and rights (a)	Weighted-average exercise price of outstanding stock options and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	5,367,619	$9.49	2,109,775	(2)(3)
Equity compensation plans not approved by security holders(4)	115,938	15.16	334,062
Total	5,483,557	$9.60	2,443,837
______________________________________________

(1)	The equity compensation plans approved by security holders are described in Notes 10 and 11 to our financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

(2)
Includes 1,576,926 and 532,849 shares of common stock available for issuance under the 2014 Plan and the 2014 Employee Stock Purchase Plan (“ESPP”), respectively, as of December 31, 2016. As of February 15, 2017, a total of 532,849 shares remained available for future issuance under the Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such, the company cannot reasonably determine the number of shares subject to purchase rights as of February 15, 2017.

(3)
The reserve for shares available under the 2014 Plan automatically increase on January 1st each year, beginning in 2015, and for a period of up to 10 years, in an amount equal to 4% of the total number of shares of the Company’s capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The 2014 Plan is also subject to further increases for shares that were subject to outstanding options under the Company’s prior stock plans: the 2007 Plan and the 2002 Plan as of the effective time that thereafter expire, terminate, or otherwise are forfeited or reacquired.

The 2014 Employee Stock Purchase Plan contains a similar “evergreen” provision. Beginning January 1, 2015, and continuing through and including January 1, 2024, the amount of common stock reserved for issuance under the ESPP will increase annually on that date by the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on such December 31, (ii) 520,000 shares of common stock, or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above.

(4)	Excludes the additional 450,000 shares of common stock issuable under the 2016 Inducement Plan, which increase was approved in January 2017, pursuant to NASDAQ Listing Rule 5635(c)(4).
In March 2016, our Board of Directors approved the 2016 Inducement Plan (the “Inducement Plan”) under which 450,000 shares of our common stock were made available for issuance. Options granted under the Inducement Plan may have terms of up to ten years. All options issued to date have had a ten year life. Consistent with the 2014 Plan, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter. Restricted stock units granted vest at a rate of 25% per year over four years. The Inducement Plan was adopted by our Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 15, 2017, by:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days after February 15, 2017. Shares of our common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
Our calculation of the percentage of beneficial ownership is based on 22,208,185 shares of common stock outstanding as of February 15, 2017. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 750, Emeryville, California 94608. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Mohr Davidow Ventures(1)	4,619,796	20.8%
FMR LLC(2)	2,733,981	12.3%
Great Point Partners, LLC(3)	2,601,351	11.7%
Bow Street, LLC(4)	1,307,220	5.9%
BlackRock, Inc.(5)	1,283,152	5.8%
Brenner West Capital Advisors, LP(6)	1,221,463	5.5%
Named Executive Officers and Directors
Gregory T. Went, Ph.D.(7)	1,327,318	5.8%
Jennifer Rhodes(8)	16,875	*
Rajiv Patni, M.D.(9)	69,061	*
Michael F. Bigham	—	*
Richard Booth(10)	94,778	*
Martha J. Demski(11)	48,000	*
William W. Ericson, J.D.(12)	4,668,796	21.0%
Ivan Lieberburg, M.D., Ph.D.(13)	161,000	*
John MacPhee(14)	237,000	1.1%
David L. Mahoney(15)	156,781	*
All executive officers and directors as a group (11 persons)(16)	6,922,003	29.0%
______________________________________________
*Represents holdings of less than 1% of the outstanding shares of common stock.

(1)
Includes (i) 4,331,804 shares held of record by MDV VII, L.P. and (ii) 287,992 shares held of record by MDV IX, L.P. Each of MDV VII, L.P., MDV VII Leaders’ Fund, L.P., MDV ENF VII(A), L.P., MDV ENF VII(B), L.P., MDV IX, L.P., MDV ENF IX, L.P., Seventh MDV Partners, L.L.C., Ninth MDV Partners, L.L.C., Jonathan Feiber, Nancy Schoendorf, and William Ericson are members of a group and may be deemed to beneficially own these shares. William Ericson, a general partner with Mohr Davidow Ventures and a member of our Board of Directors, may be deemed to indirectly beneficially own the shares affiliated with Mohr Davidow Ventures. The address of these entities is 777 Mariners Island Blvd, Suite 550, San Mateo, CA 94404. The foregoing information is based solely on a Schedule 13D/A filed with the SEC on February 10, 2017, which provides information only as of September 14, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between September 14, 2016, and February 15, 2017.

(2)
FMR LLC and Abigail Johnson, Director, Vice Chairman, Chief Executive Officer, and President of FMR LLC, have sole investment power over these shares. Select Biotechnology Portfolio has shared voting power over 1,823,733 of these shares. The address of these entities is 245 Summer Street, Boston, MA 02210. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2016, and February 15, 2017.

(3)
Great Point Partners, LLC is the investment manager of funds that collectively hold these shares, and has shared voting and investment power over these shares. Dr. Jeffrey R. Jay, M.D. and Mr. David Kronin are the senior managing member and special managing member of Great Point Partners, LLC, respectively, and share voting and investment power over these shares. The address of these entities is 165 Mason Street, 3rd Floor, Greenwich, CT 06830. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, which provides information only as of July 29, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between July 29, 2016, and February 15, 2017.

(4)
Bow Street, LLC is the investment manager of funds that collectively hold these shares. Mr. A. Akiva Katz and Mr. Howard Shainker are the Managing Partners of Bow Street, LLC, and share voting and investment power over these shares. The address of these entities is 1140 Avenue of the Americas, 9th Floor, New York, NY 10036. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 6, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2016, and February 15, 2017.

(5)
BlackRock, Inc.has sole voting power over 1,262,836 of these shares, and sole investment power over all of these shares. The address of this entity is 55 East 52nd Street, New York, NY 10055. The foregoing information is based solely on a Schedule 13G filed with the SEC on January 30, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2016, and February 15, 2017

(6)
Includes 1,221,463 shares held of record by Brenner West Capital Advisors, LP. Mr. Craig Nerenberg and Mr. Josh Kaufman are the Managing Members of Brenner West Capital Advisors, LP, and share voting and investment power over these shares. The address of these entities is 500 Fifth Avenue, 41st Floor, New York, NY 10110. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2016, and February 15, 2017

(7)
Consists of (i) 195,392 shares held in a living trust for which Dr. Went and Marjorie Went are trustees, (ii) 160,000 shares held in irrevocable trusts for which Dr. Went and Marjorie Went are trustees for the benefit of their children, (iii) 117,458 shares held directly by Dr. Went and (iv) 854,468 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(8)	Consists solely of shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(9)	Consists solely of shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(10)	Consists of 45,778 shares held directly by Mr. Booth and 49,000 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(11)
Consists of 13,000 shares held by Martha J. Demski Trust U/D/T 10/1/1994, Martha J. Demski Trustee and 35,000 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(12)
Includes 49,000 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017. William Ericson is a general partner with Mohr Davidow Ventures and may be deemed to indirectly beneficially own the shares affiliated with Mohr Davidow Ventures. Mr. Ericson disclaims beneficial ownership thereof except to the extent of his respective proportionate pecuniary interest in such shares.

(13)
Consists of (i) 16,000 shares held by Ivan Lieberburg and Janice Kirsch as Community Property with Right of Survivorship, over which Dr. Lieberburg shares voting and dispositive power, (ii) 48,000 shares held directly by Dr. Lieberburg, and (iii) 97,000 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(14)	Consists solely of shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(15)
Consists of (i) 23,821 shares held directly by Mr. Mahoney, (ii) 2,628 shares held by David L. Mahoney & Winnifred C. Ellis 1998 Family Trust, and (iii) 130,332 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017.

(16)
Consists of 622,077 shares held by our directors and executive officers, 1,680,130 shares issuable pursuant to stock options exercisable within 60 days after February 15, 2017 and 4,619,796 shares held by entities affiliated with certain of our directors, all as of February 15, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that Ms. Rhodes filed one Form 4 late, which reported one award including a grant of stock options and restricted stock units.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.
Registered Stockholders
If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at 510‑450‑3500 or by mail at 1900 Powell Street, Suite 750 Emeryville, California 94608.
If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.
Annual Report
This proxy statement is accompanied by our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016, or the Form 10‑K. The Form 10‑K includes our audited financial statements. We have filed the Form 10‑K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.adamaspharma.com. In addition, upon written request to the Company’s Corporate Secretary at 1900 Powell Street, Suite 750, Emeryville, California 94608, we will mail to you free of charge a paper copy of our Form 10‑K, including the financial statements and the financial statement schedules.
Other Matters
As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2017 Annual Meeting, then proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

Gregory T. Went, Ph.D. Chairman & CEO
Emeryville, California
April 18, 2017

ADAMAS™

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 David L. Mahoney   02 John MacPhee   03 Michael F. Bigham

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000328268_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report to Stockholders (with Form 10-K) are available at www.proxyvote.com .

ADAMAS PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 1, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Gregory T. Went, Ph.D. and William J. Dawson, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ADAMAS PHARMACEUTICALS, INC., that the undersigned are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Pacific Time, on June 1, 2017 at the Hilton Garden Inn, 1800 Powell Street, Emeryville, CA 94608 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMENDATIONS OF THE BOARD OF DIRECTORS.

Address change/comments:

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000328268_2 R1.0.1.15